Exhibit 10.16

December  22, 2006

Kevin McCarthy

1221 Avenue of the Americas

New York, New York 10020

Dear Kevin:

Cowen Group, Inc. (“Cowen” or the “Company”) is pleased to continue your employment with the Company and we look forward to a mutually rewarding and beneficial relationship.  This letter outlines the terms and conditions of employment.  Please indicate your acceptance of these terms and conditions by signing and returning one copy of this letter.

1.             Term. This letter provides the details of your compensation until December 31, 2008 (the “Term”), and certain other terms and conditions of your employment.  However, this letter is not a guarantee of employment for any term or duration, since your employment will be “at will,” as defined under New York law.

2.             Position.

a.         Cowen shall employ you as a Managing Director and General Counsel.   In that role you will oversee the Legal and Compliance Department.  You shall perform your assigned duties at Cowen or at one of its subsidiaries or affiliates.  You shall devote your full time and efforts during normal business hours to the performance of all of the duties associated with that position and title as well as any and all other related duties Cowen management maydesignate or assign.  Your goals, responsibilities, duties and/or authority may be reviewed and modified from time to time by the Company.

b.         During your employment you may not, without the prior written consent of Cowen, accept an appointment or continue to act, whether or not for remuneration, as a Director, Officer, Manager or employee of a business entity that is not affiliated with the Company.

c.         During your employment you shall be subject to and must comply with all Company policies and procedures applicable to Cowen employees of similar rank and status, as now existing or as may be modified or supplemented by Cowen in its sole discretion.

3.             Compensation.

a.         Base Salary.  You will be paid a base salary at the rate of Two Hundred and Fifty Thousand Dollars ($250,000.00) per annum, less applicable tax and payroll deductions, payable in accordance with Cowen’s prevailing payroll practices.  Any obligation to pay your Base Salary will cease upon the termination of your employment.

b.         Annual Bonus.  For the fiscal year ending December 31, 2006, you will be entitled to a guaranteed annual bonus of Seven Hundred Thousand Dollars ($700,000), less any salary received from Cowen in 2006.   For the fiscal year ending December 31, 2007 and December 31, 2008, you will be entitled to a guaranteed annual bonus such that your total compensation shall not be less than Seven Hundred Thousand Dollars ($700,000.00).  The guaranteed annual bonus amounts for fiscal years 2006,  2007 and 2008 are subject to applicable tax and payroll deductions and are payable at the time all other Company bonuses are paid, but no later than March 15, 2007, March 15, 2008 and March 15, 2009, respectively.  A portion of your total compensation from Cowen each year may be paid to you in restricted Cowen Group, Inc. equity, in such percentages as Cowen shall determine, in accordance with then-prevailing Company policies.

Bonuses in each year subsequent to fiscal year 2008 shall be at the sole discretion of Cowen management, payable in accordance with then-prevailing Company bonus policies.

4.             Benefits.  You will be eligible to participate in and receive benefits on the same basic terms and conditions as Cowen employees of similar position, rank and status in accordance with the terms and eligibility requirements of Cowen’s benefit plans, which may be modified, suspended or terminated by Cowen in its sole discretion.

5.             Termination of Employment.  Your employment with Cowen may be terminated for any reason because your employment is “at will.”  If your employment is terminated for any reason other than due to your Resignation/Voluntary Termination, your Death or Disability or for Cause, as defined below, prior to the date the bonuses for fiscal years ending December 31, 2006, and December 31, 2007 and December 31, 2008 are paid, any bonuses guaranteed hereunder shall be payable at the time all other Cowen bonuses are paid.  Provided however, that if you sign our standard separation agreement then you will be entitled to receive an acceleration of those bonus amounts.

a.         Death or Disability.  Your employment shall terminate on your death.  If you become disabled, Cowen may terminate your employment by giving you thirty (30) days written notice of its intention to do so unless you return to full-time performance of your duties within such thirty (30) day period.  “Disabled,” as used herein, shall mean your inability to perform the essential duties and responsibilities of your job with or without reasonable accommodation, for a continuous period of ninety (90) days or more, or for one hundred twenty (120) days or more in a twelve (12)-month period, due to a physical or mental condition.  Disputes on the issues of disability shall be determined by an impartial, reputable physician agreed upon by the parties or their respective doctors.  Upon termination under this paragraph 5a, you or your estate shall be entitled to receive only that portion of your Base Salary earned, but unpaid, as of the date of termination and a pro-rata share of any Annual Bonus due for the year in which your employment terminates.

b.         Cause.  Nothing herein shall prevent Cowen from terminating your employment for cause.  “Cause” shall mean when Cowen, in good faith, determines that any of the following occurs:

i.              your conviction of any crime (whether or not related to your duties at Cowen) with the exception of minor traffic offenses;

ii.             fraud, dishonesty, gross negligence or substantial misconduct in the performance of your duties and responsibilities;

iii.            your violation of or failure to comply with the Company’s internal policies or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over Cowen;

iv.            your failure to perform the material duties of your position, including, by way of example and not of limitation, the failure or refusal to follow instructions reasonably given by your superiors in the course of employment.

Upon termination under this paragraph 5b, you shall be entitled to receive only that Base Salary earned but unpaid as of the date of termination.  You shall not be entitled to any unpaid bonus compensation whatsoever.

c.         Resignation/Voluntary Termination. In the event you resign or otherwise voluntarily terminate your employment with Cowen prior to the date bonuses for the 2006, 2007 and 2008 fiscal years are paid, you shall be limited to the rights, compensation and benefits provided in paragraph 5b (Termination for Cause).

d.         Offset.  In the event of termination, the Company may offset, to the fullest extent permitted by law, any amounts due to the Company from you, or advanced or loaned to you by the Company, from any monies owed to you or your estate by reason of your termination.

6.             Notice of Retirement/Resignation.  You shall not voluntarily retire, resign or otherwise terminate your employment relationship with the Company or any of its affiliates without first giving the Company at least ninety (90) days prior written notice of the effective day of your retirement, resignation or other termination.  Such written notice shall be sent by certified mail to Cowen and Company, LLC, Attn:  Human Resources Department, 1221 Avenue of the Americas, New York, NY  10020.  The Company retains the right to waive the notice requirement in whole or in part or to place you on paid leave for all or part of this ninety (90) day period.  In the alternative, at any time after you give notice, the Company may, but shall not be obligated to, provide you with work and (i) require you to comply with such conditions as it may specify in relation to transitioning your duties and responsibilities; (ii) assign you other duties; or (iii) withdraw any powers vested in, or duties assigned to you.  This provision shall survive the expiration of the Term and continue in effect during your employment with the Company.

7.             Non-Solicitation.  You agree that if you voluntarily terminate your employment or if your employment is terminated for any reason, you shall not, for a period of one hundred and eighty (180) days after such termination, without the Company’s prior written consent, directly or indirectly:  (a) solicit or induce, or cause others to solicit or induce, any employees of the Company to leave the Company or in any way modify their relationship with the Company; (b) hire or cause others to hire any employees of the Company; (c) encourage or assist in the hiring process of any employees of the Company or in the modification of any such employee’s relationship with the Company, or cause others to participate, encourage or assist in the hiring process of any employees of the Company; or (d) directly or indirectly solicit the trade or patronage of any clients or customers or any prospective clients or customers of the Company that you provided services to, met with, or pitched business or services to while employed by the Company.  This provision shall survive the expiration of the Term.

8.             Non-Disclosure of Confidential Information.  You shall not at any time, whether during your employment or following the termination of your employment, for any reason whatsoever, directly or indirectly disclose or furnish to any entity, firm, corporation or person, except as otherwise required by law, any confidential or proprietary information of the Company with respect to any aspect of its operations, business or clients.  “Confidential or proprietary information” shall mean information generally unknown to the public to which you gain access by reason of your employment by the Company and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, sales, trading and financial data and strategies, salaries and employment benefits, and operational costs.  This provision shall survive the expiration of this Agreement.

9.             Company Property.  All records, files, memoranda, reports, customer information, client lists, documents and equipment relating to the business of the Company, which you prepare, possess or come into contact with while you are an employee of the Company, shall remain the sole property of the Company. You agree that upon the termination of your employment, you shall provide to the Company all documents, papers, files or other material in your possession and under your control that are connected with or derived from your services to the Company.  You agree that the Company owns all work product, patents, copyrights and other material produced by you during your employment with the Company.  This provision shall survive the expiration of this Agreement.

10.           Injunctive Relief.  In the event of a breach by you of your obligations under this Agreement, the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  You acknowledge that the Company shall suffer irreparable harm in the event of a breach or prospective breach of paragraphs 6, 7, 8 and/or 9 hereof and that monetary damages would not be adequate relief.  Accordingly, the Company shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in New York County, or in any state in which you reside.  You further agree that the Company and its affiliates shall be entitled to recover all costs and expenses (including attorneys’ fees) incurred in connection with the enforcement of the Company’s rights hereunder.

11.           Arbitration. Any and all disputes arising out of or relating to your employment or the termination of your employment with Cowen, including any statutory claims based on alleged discrimination, will be submitted to and resolved exclusively by a panel of arbitrators from either the New York Stock Exchange or the National Association of Securities Dealers, Inc.  The arbitration shall be held in the City of New York.  In agreeing to arbitrate your claims, you recognize that you are waiving your right to a trial in court and by a jury.  The arbitration award shall be binding upon both parties, and judgment upon the award may be entered in a court of competent jurisdiction.

12.           Severability.  Should any provision herein be rendered or declared legally invalid or unenforceable by a court of competent jurisdiction or by the decision of an authorized governmental agency, such invalidation of such part shall not invalidate the remaining portions thereof.

13.           Other Agreements.  You represent and warrant that you are not a party to any agreement or bound by any obligation, restrictive covenant or non-competition agreement that would prohibit you in any way from accepting and agreeing to this letter or from fully performing the obligations of your employment with Cowen.

14.           Complete Agreement.  The provisions herein contain the entire agreement and understanding of the parties regarding compensation and your employment and fully supersede any and all prior agreements, representations, promises or understandings, written or oral, between them pertaining to the subject matter hereof, including your offer letter dated November 22, 2006. The provisions of this letter may not be changed or altered except in writing signed by you and a duly authorized agent of Cowen.

15.           Choice of Law.  The interpretation and application of the terms herein, and your employment relationship at Cowen, shall be governed by the laws of the State of New York without regard to principles of conflict of laws.

16.           No Waiver.  Any failure by either party to exercise its rights to terminate this letter or to enforce any of its provisions shall not prejudice such party’s rights of termination or enforcement for any subsequent or further violations, breaches or defaults by the other party.  A waiver of any provision of this letter shall not be valid or effective unless memorialized in writing and signed by both parties to this Agreement.

17.           Assignment.  The rights and obligations of Cowen under this letter will be transferable, and all of its covenants and agreements will be binding upon and be enforceable by its successors and assigns.  You may not assign this letter and the terms and conditions stated herein.

18.           Pre-Employment Verifications.  Your employment is contingent upon your satisfactory completion of a drug screening test, employment, education and reference checks, a credit and criminal background check, and verification of your identity and authorization to legally work in the United States, and all other Cowen practices and procedures applicable to the hiring process.  Your employment is also contingent upon your obtaining all of the licenses necessary for you to conduct the functions of your job at Cowen.  Any failure to meet Cowen’s pre-employment requirements and standards will nullify the employment offer or, in the event active employment has already commenced, may result in the termination of employment without notice. Any such termination will be deemed a termination for Cause under paragraph 5b herein.

If your response to these terms and conditions is favorable, please sign below as acceptance and return one copy.  Should you have any questions, please do not hesitate to contact me or Mr. William H. Dibble with Cowen’s Human Resources Department at (646) 562-1000.

Sincerely,

COWEN GROUP, INC.

By:
Christopher A. White
Vice President

AGREED AND ACCEPTED:

Signed:

Date: